Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-05081, 333-185731, and 333-258295 on Form S-8 of Hancock Whitney Corporation of our report dated June 24, 2026, appearing in this Annual Report on Form 11-K of Hancock Whitney Corporation 401(k) Savings Plan for the year ended December 31, 2025.

/s/Crowe LLP

Houston, Texas

June 24, 2026